As filed with the Securities and Exchange Commission on April 17, 2024

Registration No. 333-203620

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

U.S. BANCORP

(Exact name of registrant as specified in its charter)

Delaware	41-0255900
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

800 Nicollet Mall Minneapolis, Minnesota	55402
(Address of Principal Executive Offices)	(Zip Code)

U.S. Bancorp 2015 Stock Incentive Plan

U.S. Bancorp 2024 Stock Incentive Plan

(Full title of the plan)

James L. Chosy, Esq.

Senior Executive Vice President and General Counsel

U.S. Bancorp

800 Nicollet Mall

Minneapolis, Minnesota 55402

(Name and address of agent for service)

(651) 466-3000

(Telephone number, including area code, of agent for service)

Copy to:

Celia A. Soehner, Esq.

Morgan, Lewis & Bockius LLP

One Oxford Centre, Thirty-Second Floor

301 Grant Street

Pittsburgh, Pennsylvania 15219

(412) 560-3300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

U.S. Bancorp (the “Registrant”) previously filed a Registration Statement on Form S-8 (File No. 333-203620) with the Securities and Exchange Commission (the “Commission”) on April 24, 2015 (the “Prior Registration Statement”) with respect to the offer and sale of 50,000,000 shares of the Registrant’s common stock, $.01 par value per share (“Shares”), issuable under the U.S. Bancorp 2015 Stock Incentive Plan (the “2015 Plan”).

On February 21, 2024, subject to stockholder approval, the Board of Directors of the Registrant adopted the U.S. Bancorp 2024 Stock Incentive Plan (the “2024 Plan”) as a successor plan to the 2015 Plan. The 2024 Plan was subsequently approved by the Registrant’s stockholders at the Registrant’s 2024 Annual Meeting of Stockholders held on April 16, 2024 (the “Effective Date”) and, as a result, no further awards may be made under the 2015 Plan on or after the Effective Date. The aggregate number of Shares authorized for issuance pursuant to the 2024 Plan is equal to 37,000,000 newly-authorized Shares (the “Newly-Authorized Shares”), plus (i) the number of Shares that remain reserved for issuance under the 2015 Plan as of the Effective Date and (ii) the number of Shares subject to any outstanding award under the 2015 Plan that, after the Effective Date, expire, or are terminated, surrendered, cancelled or forfeited for any reason without delivery of the Shares underlying such award ((i) and (ii) taken together, the “Rollover Shares”). As of the Effective Date, the maximum number of Rollover Shares that may be issued or transferred pursuant to awards under the 2024 Plan as a result of applying the formula described in (i) and (ii) above will not exceed 22,645,497 Shares.

Accordingly, the Registrant is filing this Post-Effective Amendment No. 1 to the Prior Registration Statement (this “Post-Effective Amendment”) pursuant to Item 512(a)(1)(iii) of Regulation S-K and the Commission’s Compliance and Disclosure Interpretation 126.43 to amend the Prior Registration Statement to cover the offer and sale of the Rollover Shares under the 2024 Plan. The Registrant incorporates the contents of the Prior Registration Statement herein by reference.

Contemporaneously with the filing of this Post-Effective Amendment, the Registrant is filing a Registration Statement on Form S-8 to register the Newly-Authorized Shares under the 2024 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the 2024 Plan participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Commission either as a part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission are incorporated by reference into this Post-Effective Amendment (other than, in each case, documents or information deemed to have been furnished to, rather than filed with, the Commission, which documents or information are specifically not incorporated by reference herein):

(a) The Registrant’s Annual Report on Form 10-K for the year ended December  31, 2023 (the “2023 Form 10-K”), filed with the Commission on February  20, 2024, including the information specifically incorporated by reference into the 2023 Form 10-K from the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 5, 2024.

(b) The Registrant’s Current Report on Form 8-K filed with the Commission on March 5, 2024 (other than the information furnished pursuant to Item 7.01).

(c) Exhibits 99.1 to the Registrant’s Current Reports on Form 8-K filed with the Commission on January  17, 2024 and April 17, 2024.

(d) The description of the Registrant’s common stock contained in Exhibit 4.2 to the 2023 Form 10-K, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates the Registrant has sold all of the securities offered under this Post-Effective Amendment or deregisters the distribution of all securities then remaining unsold, shall be deemed to be incorporated by reference into this Post-Effective Amendment and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished to, rather than filed with, the Commission shall not be deemed incorporated by reference into this Post-Effective Amendment.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this Post-Effective Amendment shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Delaware law provides that a corporation’s certificate of incorporation may provide that directors of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any breach of their duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the General Corporation Law of the State of Delaware (the “DGCL”) relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

Article Eighth of the Registrant’s Restated Certificate of Incorporation provides that no director will be personally liable to the Registrant or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Article VI, Section 1 of the Registrant’s Amended and Restated Bylaws (the “Bylaws”) provides that officers and directors will be indemnified to the fullest extent permitted by the DGCL, provided that any such indemnitee shall cooperate in good faith with any request by the Registrant that common counsel be utilized by the parties to an action or proceeding that are similarly situated unless actual or potential conflicts of interests, as determined by the Registrant preclude such joint representation; provided, further, that the Registrant shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person, except for a proceeding contemplated by Article VI, Section 4 of the Bylaws only if such proceeding (or part thereof) was authorized by the Registrant’s Board of Directors.

Article VI, Section 2 of the Bylaws provides that the Registrant will pay expenses incurred by directors and officers in defending actions in advance of any final disposition, provided that the officer or director agrees to repay the amounts if it is ultimately determined that such officer or director is not entitled to be indemnified under the Bylaws or otherwise.

The Registrant maintains a standard policy of directors’ and officers’ liability insurance.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Restated Certificate of Incorporation. Filed as Exhibit 3.4 to Form 8-K filed on April 20, 2022.

4.2	Amended and Restated Bylaws. Filed as Exhibit 3.1 to Form 8-K filed on October 19, 2023.

4.3	U.S. Bancorp 2024 Stock Incentive Plan. Filed as Exhibit 4.3 to Form S-8 filed on April 17, 2024.

4.4	Form of Restricted Stock Unit Award Agreement for Executive Officers under U.S. Bancorp 2024 Stock Incentive Plan. Filed as Exhibit 4.4 to Form S-8 filed on April 17, 2024.

4.5	Form of Performance Restricted Stock Unit Award Agreement for Executive Officers under U.S. Bancorp 2024 Stock Incentive Plan. Filed as Exhibit 4.5 to Form S-8 filed on April 17, 2024.

4.6	Form of Restricted Stock Unit Award Agreement for Non-Employee Directors under U.S. Bancorp 2024 Stock Incentive Plan. Filed as Exhibit 4.6 to Form S-8 filed on April 17, 2024.

4.7	U.S. Bancorp 2015 Stock Incentive Plan. Filed as Exhibit 10.1 to Form 8-K filed on April 23, 2015.

5.1*	Opinion of Morgan, Lewis & Bockius LLP.

5.2	Opinion of Dorsey & Whitney LLP. Filed as Exhibit 5.1 to Form S-8 filed on April 24, 2015.

Exhibit No.	Description

23.1*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

23.2	Consent of Dorsey &Whitney LLP (included in Exhibit 5.2).

23.3*	Consent of Ernst & Young LLP.

24.1*	Power of Attorney.

*	Filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Table” in an exhibit to the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on April 17, 2024.

U.S. BANCORP

By:	/s/ Andrew Cecere
Name:	Andrew Cecere
Title:	Chairman, President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew Cecere Andrew Cecere	Chairman, President and Chief Executive Officer (Principal Executive Officer)	April 17, 2024

/s/ John C. Stern John C. Stern	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 17, 2024

/s/ Lisa R. Stark Lisa R. Stark	Executive Vice President and Controller (Principal Accounting Officer)	April 17, 2024

* Warner L. Baxter	Director	April 17, 2024

* Dorothy J. Bridges	Director	April 17, 2024

* Elizabeth L. Buse	Director	April 17, 2024

* Alan B. Colberg	Director	April 17, 2024

* Kimberly N. Ellison-Taylor	Director	April 17, 2024

* Kimberly J. Harris	Director	April 17, 2024

* Roland A. Hernandez	Director	April 17, 2024

* Richard P. McKenney	Director	April 17, 2024

* Yusuf I. Mehdi	Director	April 17, 2024

* Loretta E. Reynolds	Director	April 17, 2024

* John P. Wiehoff	Director	April 17, 2024

* Scott W. Wine	Director	April 17, 2024

*

James L. Chosy, by signing his name hereto, does hereby sign this document on behalf of each of the above-named directors of the registrant pursuant to powers of attorney duly executed by such persons.

Dated: April 17, 2024	By:	/s/ James L. Chosy
James L. Chosy Attorney-In-Fact